Exhibit 16.1

July 10, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01 of Form 8-K dated July 10, 2025 of Ironwood Pharmaceuticals, Inc. and are in agreement with the statements contained in the first and third sentences of the first paragraph and second, third, fourth and fifth paragraphs under (a) Dismissal of Independent Registered Public Accounting Firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ Ernst & Young LLP